EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Albertson's Savings & Retirement Estates of our reports (a) dated March 17, 1999 with respect to the consolidated financial statements of American Stores Company for the year ended January 30, 1999 appearing in the Current Report on Form 8-K of Albertson's, Inc. and
subsidiaries and (b) dated June 23, 1999, with respect to the financial statements and schedule of the American Stores Retirement Estates included in its annual Report (Form 11-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
Ernst & Young LLP
Salt Lake City, Utah

September 17, 1999